Exhibit 10.2

EHEALTH, INC.
DEFERRAL ELECTION FORM FOR ELIGIBLE INDIVIDUALS FOR AWARDS TO BE GRANTED IN THE NEXT CALENDAR YEAR
Please complete, execute and return this deferral election form (the “Election Form”) via e-mail to _________, Senior Stock Administrator at eHealth, Inc. (the “Company”), and to ________, Senior Corporate Counsel of the Company on or before December 15, 2___ (the “Submission Deadline”). THIS ELECTION FORM WILL BECOME IRREVOCABLE AS OF THE SUBMISSION DEADLINE.
Neither the provision of this Election Form nor your completion of this Election Form represents a commitment by the Company to grant an Award to you. The grant of an Award remains subject to the discretion of the Board (or its authorized designee(s)). Terms not otherwise defined herein shall have the meaning set forth in Exhibit A to this Election Form or the meaning set forth in the applicable Plan under which an Award is granted.
I.    INFORMATION
Name:                                  (the “Participant”).
II.    GRANTS TO WHICH THIS ELECTION FORM APPLIES
This election applies to all Awards that may be granted to me under a Plan, if any, during the next calendar year (e.g., January 1 - December 31).
III.    DEFERRAL ELECTION
[___] I hereby elect to defer the following Awards that may be granted to me, if any, under a Plan during the next calendar year (check all that you wish to apply) If someone elects to defer 50%, then for each tranche that vests, 50% will be deferred.:
0% [_], 50% [_], or 100% [_] of my Restricted Stock Units.
0% [_], 50% [_], or 100% [_] of my Performance Stock Units.
(All Awards that are deferred pursuant to this Section III shall be referred to as “Deferred Awards” in this Election Form).
[___] I do not wish to defer settlement of any Award that may be granted to me under a Plan in the next calendar year. I understand that by not electing to defer the settlement of any Award granted to me in the next calendar year, such Award(s), if any, will be settled (if at all) as provided in the applicable Plan and Award Agreement.
IV.    ELECTIVE SETTLEMENT DATES
Subject to the mandatory terms set forth in Section V below:
[_]    I elect to have my Deferred Awards settled in a single lump sum installment in whole shares on ________________,     20___ (please select a date no earlier than January 1 of 20__ (i.e., no earlier than January 1 of the fifth (5th) calendar year following the year of the applicable Grant Date of the Award), or if earlier, as set forth in Section V below.

Exhibit 10.2

[_]    I do not select a fixed settlement date for my Deferred Awards and as a result my Deferred Awards will be settled as set forth in Section V below.

V.    MANDATORY TERMS
Notwithstanding the foregoing:
1.    Upon a Change of Control Event, your Separation Date, or your death, all Deferred Awards that have not yet been distributed to you will be automatically settled in full and immediately distributed in a single lump sum distribution.
2.    If a distribution hereunder is triggered because of your Separation Date and you are a “specified employee” within the meaning of Section 409A at the time of your Separation Date, then the distribution that you would otherwise be entitled to receive upon the Separation Date will not be settled until the date that is 6 months and 1 day following the Separation Date, unless you die following your Separation Date, in which case, your distribution will commence as soon as practicable following your death.
VI.    PARTICIPANT ACKNOWLEDGEMENTS AND SIGNATURE

A.	I agree to all of the terms and conditions of this Election Form.

B.	I acknowledge that I have received and read a copy of each Plan’s prospectus and that I am familiar with the terms and provisions of each Plan.

C.
I agree to the right of the Administrator to amend or terminate this election at any time and for any reason, with or without notice; provided that such termination or amendment is performed in compliance with Section 409A (as determined by Company legal counsel in its sole and absolute discretion).

D.
I understand that the obligation of the Company to deliver any Deferred Awards is unfunded and that no assets of any kind have been segregated in a trust or otherwise set aside to satisfy any obligation under this Election Form. I also understand that any election to defer the settlement of any Awards pursuant to this Election Form will make me only a general, unsecured creditor of the Company.

E.
I understand that any amounts deferred will be taxable as ordinary income in the year settled, but may be subject to certain employment taxes in the year vested. Notwithstanding, I agree and understand that the Company does not guarantee in any way whatsoever the tax treatment of any deferrals or payments made under the Plans or this Election Form. I am solely will be responsible for all taxes and any other costs owed with respect to any deferrals or payments made with respect to my Awards.

F.
I agree that the Company has the right (but not the obligation) to withhold taxes from my Deferred Awards (including pursuant to net share withholding) as is necessary to satisfy any income tax withholding obligations upon settlement.

G.
I understand and agree that the Company may not be able to, or may not elect to, withhold applicable employment taxes from my Deferred Awards (i.e., through net share withholding), and, if the Company does not withhold applicable employment taxes, I will be obligated to pay the required amount in cash at the time they become due from my own personal funds. I hereby consent to having the Company withhold from other wages due to me if I do not make other arrangements (e.g., writing a personal check) that are satisfactory to the Company to satisfy any employment tax withholding obligations upon vesting, but the Company will not be obligated to do so.

H.
I understand that the Company will be under no obligation to deliver any Deferred Awards subject to such award until any income and employment tax withholding obligations are satisfied and that if I fail to satisfy any such tax withholding obligations I may forfeit my right to receive the Shares subject to my Deferred Award.

Exhibit 10.2

I.
I understand that, upon receipt of any Deferred Awards, in addition to federal taxes, I may owe taxes to the state where I resided at the time of vesting in the Award and/or to the state where I reside when I receive the Deferred Awards, if different.

J.	I understand, acknowledge and agree that the Administrator has the discretion to make all determinations and decisions regarding any elections set forth on this Election Form.

K.
I understand that this Election Form and the elections made hereunder are intended to comply with the requirements of Section 409A so that none of the Deferred Awards issuable will be subject to the tax acceleration and additional penalty taxes imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. If applicable, I understand that I am solely responsible for any accelerated income taxes and additional taxes and tax penalties imposed by Section 409A.

L.
I also understand that this Election Form and the elections made hereunder will in all respects be subject to the terms and conditions of the Plans, as applicable. Should any inconsistency exist between this Election Form, the Plan under which an Award was granted, the Award Agreement under which an Award was granted, and/or any applicable law, then the provisions of either the applicable law (including, but not limited to, Section 409A) or the applicable Plan will control, with the applicable Plan subordinated to the applicable law and the Award Agreement subordinated to this Election Form.

By signing this Election Form, I authorize the implementation of the above elections. I understand that any deferral election in Section III is irrevocable effective as of the Submission Deadline and may not be changed in the future, except in accordance with the requirements of Section 409A and the procedures specified by the Administrator.

Signed:                 Date: _______________, ______
PARTICIPANT

Agreed to and accepted:

EHEALTH, INC.

By:         Date: ________________, ______

Title:

IMPORTANT DEADLINE: Please remember that if you wish to make any election set forth on this Election Form, then the properly completed Election Form must be signed by you and returned ON OR BEFORE THE SUBMISSION DEADLINE via e-mail to _________, Senior Stock Administrator, at _______ and to Christine Wong, Senior Corporate Counsel, at _______. You may not hand-deliver your Election Form.
EXHIBIT A
DEFINITIONS
“Administrator” means the Compensation Committee of the Company’s Board of Directors (or any other authorized designee of the Board as set forth in the applicable Plan under which an Award is granted).

Exhibit 10.2

“Affiliate” means each corporation, trade or business that is, together with the Company, a member of a controlled group of corporations or under common control (as determined under section 414(b) or (c) of the Code), but only for the period during which such other entity is so affiliated with the Company. Notwithstanding the foregoing, in applying sections 1563(a)(1), (2) and (3) of the Code for purposes of determining a controlled group of corporations under section 414(b) of the Code and in applying Treasury regulation section 1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of section 414(c) of the Code, the phrase “at least 50 percent” will be used instead of “at least 80 percent” at each place it appears in such sections.
“Award” means a restricted stock unit or performance stock unit award granted under a Plan.
“Award Agreement” means that written agreement between the Participant and the Company evidencing the grant of an Award.
“Board” means the Board of Directors of the Company, as from time to time constituted.
“Change in Control Event” means, as applicable, a Change in Control as defined in Section 16(e) of the 2014 Plan with respect to an Award granted under the 2014 Plan, and a Change in Control as defined in Section 16.5 of the 2006 Plan with respect to an Award granted under the 2006 Plan, provided, however, in each case, such event qualifies as a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as determined in accordance with section 409A(a)(2)(A)(v) of the Code and Treasury regulation section 1.409A-3(i)(5).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.  Reference to a specific section of the Code will include such section, any valid regulation or other Treasury Department or Internal Revenue Service guidance promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.
“Company” means eHealth, Inc., a Delaware corporation.
“Eligible Individual” means a person who is a member of the Board or is U.S. employee of the Company with a title of Senior Vice President and above following the establishment of this deferred compensation program. For the avoidance of any doubt, if an individual providing services to the Company qualifies as an “Eligible Individual” and then later ceases to qualify as an “Eligible Individual” following the date an election to defer has become irrevocable, he or she shall continue to be subject to terms and conditions of any such deferral election.
“Grant Date” means the date of grant of the Award, as applicable.
“Plan” means, as applicable, either (1) the Company’s 2014 Equity Incentive Plan, as amended from time to time (“2014 Plan”), or (2) the Company’s 2006 Equity Incentive Plan, as amended from time to time (“2006 Plan”).
“Qualifying Disability” means any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position of employment or any substantially similar position of employment, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. The Company will determine whether or not the Participant has incurred a Qualifying Disability based on such evidence as the Company deems necessary or advisable.
“Section 409A” means Section 409A of the Code.

Exhibit 10.2

“Separation Date” means the date of the Participant’s death, retirement or other termination of employment with the Company and all of its Affiliates (as determined in accordance with section 409A(2)(A)(i) of the Code and Treasury regulation section 1.409A-1(h)). For this purpose, the employment relationship will be treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence, except that if the period of such leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, then the employment relationship will be deemed to have terminated on the first day immediately following such six (6)-month period. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services.  Notwithstanding the foregoing, if a leave of absence is due to a Qualifying Disability, a twenty-nine (29)-month period of absence will be substituted for the six (6)-month period specified above.